Exhibit 10.22

MANAGEMENT EMPLOYMENT AGREEMENT

AGREEMENT dated as of July 1, 1998 by and between APCOA, Inc., a Delaware Company with offices at 800 Superior Avenue, Cleveland, Ohio 44114 (‘‘Company’’) and John Ricchiuto (‘‘Employee’’), supersedes all agreements entered into prior to July 1, 1998.

WHEREAS, the Company is engaged in the business of operating and managing open air parking lots and indoor garages and ramps for the purpose of parking motor vehicles on a leasehold, license, concession or management fee basis throughout the United States under agreement with municipalities, owners of properties, and/or otherwise (the ‘‘Business of the Company’’).

WHEREAS, Employee has been employed by the Company in a management capacity. During the course of his employment, the Employee has become an experienced and valuable employee and knowledgeable with respect to the Business of the Company, its trade secrets, customers, market areas, sources of supply, and its manner of doing business.

NOW, THEREFORE, in consideration of the premises hereto and the agreements and covenants hereinafter contained, the parties hereto, intending to be legally bound, mutually agree as follows:

1.                                       EMPLOYMENT AND DUTIES

The Company hereby employs Employee to serve as Senior Vice President, Airport Properties - East (or under such title as the Company may hereafter assign to him). The Employee hereby accepts employment upon the terms and conditions hereinafter set forth. He shall report to the Executive Vice President or any other officer of the Company assigned to him by such officer. The Employee will have responsibility for the states listed in Exhibit A.

The Employee shall devote his entire time, attention and energies to the Business of the Company, and shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Employee’s employment pursuant to this Agreement. The Employee agrees to comply in all material respects with the ‘‘Standards of Conduct’’ as set forth in Exhibit B.

2.                                       TERM

(a) The term of this Agreement shall be for a period of three (3) years (and thereafter until terminated by either party in the manner set forth in Section 2(b) below) commencing as of the date set forth above, (unless Employee dies, or becomes incapacitated and unable to perform the duties set forth in Section I hereof and it is determined by the Company in its sole discretion that termination is necessary for the good of the Company) or the Employee is terminated for cause pursuant to Section 7 hereof. In the event of death, incapacity of termination pursuant to Section 7 hereof, all rights of the Employee to receive compensation and benefits (except to the extent then accrued or vested) shall end as of the date of such event.

(b) Unless terminated (for any reason described above) this Agreement shall remain in effect for so long as Employee is an employee of the Company. After the initial three (3) year period, either party shall have the right to terminate this Agreement by giving the otherparty thirty (30) days prior written notice of intent to do so. Notwithstanding any such termination, Sections 5 and 6 of this Agreement shall remain in full force and effect.

3.                                       COMPENSATION

For the services to be rendered by him pursuant to this Agreement, the Company agrees to pay to Employee, so long as he shall be employed hereunder, the following compensation.

(a) Salary at the rate of not less that $114,000 per year, Base Salary (‘‘Salary’’) payable in 26 equal installments. The salary shall be reviewed at least annually and any adjustments thereto shall be at the sole discretion of the Executive Vice President Airport Properties, and the President.

1.                                       Company agrees to pay the Employee a bonus to a maximum of 20% of his base salary as of the preceding July 1st. Said bonus shall be computed in accordance with the plan as set forth and attached in Exhibit C.

2.                                       Benefits will be offered to the Employee, as provided in Exhibit D, hereto attached.

3.                                       A company automobile will be provided according to the plan described in Exhibit E, and the Company will reimburse 75% of insurance costs to Employee.

4.                                       Vacation time will be three weeks annually.

4.                                       AUTHORIZED EXPENSES

The Company will reimburse the Employee for reasonable business expenses on the presentation by the Employee, from time to time, of an itemized account of such expenses with documentary supporting materials. Such expenses shall include reasonable and necessary expenses for entertainment, travel, meals, and hotel accommodations.

5.                                       CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

The Employee, during his tenure as an employee of the Company, has had and will have access to, and has gained and will gain knowledge with respect to the Company’s trade secrets, private and confidential information concerning its financial statements and operations conducted by the Company, its sales and marketing activities and procedures, its bidding techniques, its design and construction techniques, its customer list of owners of parking facilities or credit and financial data concerning such customers or potential customers (in the aggregate hereinafter as ‘‘Secret and Confidential Information’’). The Employee acknowledges that such information constitutes a valuable, special and unique asset of the Company as to which the Company has the right to retain and hereby does retain all of its proprietary interests. However, access to and knowledge of such Secret and Confidential Information are essential to the performance of the Employee’s services for the Company. In recognition of this fact, the Employee agrees that he will not, during or after his employment with the Company, disclose any of such Secret and Confidential Information to any person, firm, corporation, association of other entity for any reason or purpose whatsoever, except as necessary in the performance of his duties as an Employee of the Company or make use of any such Secret and Confidential Information for his own purposes or those of another.

6.                                       RESTRICTIVE COVENANT

(a) The Employee recognizes that the Company is relying on his extensive experience, knowledge, ability and contacts in the Business engaged in by the Company in entering into this Agreement. For this reason, Employee covenants and agrees that during the period of his employment by the Company, and for a period of one year immediately following such employment, (except in the event the Company elects to terminated this Agreement or any extension thereof pursuant to the Section 2(b) in which case Section 6(b) shall be in effect) he shall not have any direct or indirect ownership or other financial interest in and will not directly or indirectly, engage in, or in any manner become interested in (as principal, agent, consultant, advisor, officer, director, employee or otherwise) any business which competes with the Business of the Company in the geographic territory in which the Employee is then operating nor will he solicit business directly or indirectly on behalf of such competing business.

In addition, as part of the consideration required of him under this Agreement, Employee shall not, while in the employment of the Company, and for a period of two (2) years thereafter either:

(1)                                  hire or otherwise induce any employee or employees of the Company or any of its subsidiaries, to leave or terminate such employment, or

(2)                                  employ, assist in employing or otherwise associate in business with any such employee of the Company or any of its subsidiaries.

Further, as part of the consideration required of him under this Agreement, Employee agrees that he will not at any time, either during his employment with the Company of after cessation thereof divulge to any person, firm or company any information received by him during the course of his employment relating to or affecting the business of the Company, including, but not specifically limited to, information relating to any contracts, statistics, methods, costs or revenues, and all of such information shall be kept confidential and not in any way be revealed to anyone without the express written consent of the Company.

Employee understands that the breach or the threatened breach of any of the covenants contained herein to which Employee has agreed will result in irreparable injury to the Company and agrees that the Company may, in addition to its remedies at law in any such event, seek and obtain a court injunction restraining the breach of said covenants or any of them.

(b) In the event that the Company elects to terminate this Agreement, or any extension thereof under Section 2(b) hereof, the Company shall have the right to require Employee to abide by the covenant described herein for a period of up to one year immediately following such termination date.

In such event, Employee covenants and agrees that for the non-competitive period described above, he shall not have any direct or indirect ownership or other financial interest in and will not directly or indirectly engage in, or in any manner become interested in (as principal, agent, consultant, advisor, officer, director, employee or otherwise) any business which competes with the Business of the Company in the geographic territory in which the Employee is then operating nor will he solicit business, directly or indirectly on behalf of such competing business.

7.                                       TERMINATION

The Company shall have the right to terminate this Agreement for cause immediately and without any further liability to employee if, in the judgment of the Corporate Vice President Airport Properties, and the President and Chief Executive Officer:

(a)                                  Employee has failed or materially neglected to perform his obligations hereunder; or

(b)                                Employee has: (i) committed any crime involving moral turpitude or any crime in the conduct of his official duties; (ii) committed any material act of fraud against the Company, its parent or affiliates, or materially misused his position for his personal gain or that of any third party; or (iii) committed any act materially adverse to the welfare of the Company.

In the event this Agreement is terminated, pursuant to this Section, Sections 5 and 6 shall remain in full force and effect.  However, the one year time period described in Section 5(a) shall commence as of the date of termination.

8.                                       INVALIDITY

The territorial, time and other limitations contained in Sections 5 and 6 are reasonable and properly required for the adequate protection of the Business and affairs of the Company, and in the event that any one or more of such territorial, time or other limitation is found to be unreasonable by a court of competent jurisdiction, the Company agrees to submit to the reduction of the said territorial, time or other limitation, to such an area, period or other limitation such court may determine to be reasonable. In the event that any limitation under such sections is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the parties acknowledge and agree that such limitation shall remain and be valid in all other jurisdictions.

If provision, term, clause or part thereof this Agreement is invalid, it shall not affect the remainder of said provision, term or clause of this Agreement, but said remainder shall be binding and effective against both parties hereto.

9.                                       MISCELLANEOUS

This Agreement embodies the whole agreement between the parties hereto concerning the subject matter hereof. This Agreement may not be changed except by a writing signed by the party against whom enforcement thereof is sought.

This Agreement has been executed in the State of Ohio and shall be governed and interpreted in accordance with the laws of the State of Ohio.

All notices given hereunder shall be mailed postage paid to the address of the receiving party as first indicated above or to such other place as such party may from time to time designate by written notice hereafter.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement this 1st day of July, 1998.

ATTEST:		APCOA, Inc.

By:
Michael J. Machi
Senior Vice President Administration

WITNESS:

By:
John Ricchiuto

EXHIBIT A

1.                                       Delaware

2.                                       District of Columbia

3.                                       Illinois

4.                                       Indiana

5.                                       Iowa

6.                                       Maryland

7.                                       Massachusetts

8.                                       Michigan

9.                                     Minnesota

10.                                 Missouri

11.                                 Nebraska

12.                                 New Hampshire

13.                                 New Jersey

14.                                 New York

15.                                 North Dakota

16.                                 Ohio

17.                                 Pennsylvania

18.                                 Rhode Island

19.                                 South Dakota

20.                                 Vermont

21.                                 Wisconsin

22.                                 Connecticut

EXHIBIT B

GUIDELINES

STANDARDS OF CONDUCT

1.                                       Standards of Conduct and Business Ethics. The Board of Directors of APCOA, Inc. has adopted a Corporate policy for itself and its subsidiary and affiliated companies regarding Standards of Conduct and Business Ethics, in order to provide Directors, Officers and employees with a guide of conduct in fulfilling their responsibilities to the public, and the corporation.

As no policy statement can cover the total range of daily activities, it is recognized that questions of compliance will arise. Such questions should be directed through normal communications procedures to the General Counsel at Corporate Headquarters.

Your attention is also specifically called to the fact that disregard of sections of this policy could result in your dismissal as an employee as well as the imposition of civil and criminal penalties against the Company and you personally.

All personnel are requested to read this policy and conform to the principles stated therein.

2.                                       Policy. It is the policy of the Company that its directors, officers and employees shall regulate their activities so as to avoid loss or embarrassment to the Company. Either by implication or in reality, the objective exercise of sound ethical business judgment should not be in any manner limited by any relationship, any activity or any practice.

The Company recognizes and respects the individual’s right to engage in outside activities. However, the Company reserves the right to determine when these activities create a conflict of interest. All conduct of the individual must conform to the best interests of the Company.

3.                                       Reciprocity. Because of the nature and variety of the business engaged in by companies directly or indirectly controlled by APCOA, Inc., certain legal problems could arise with respect to purchases made by APCOA, Inc. if such purchases are conditioned upon our suppliers’ purchasing products and/or services sold by APCOA, Inc. Conversely, similar legal problems could arise if our customers were to condition our sales to them upon purchase of products or services from them. This practice, commonly referred to as fireciprocity,’’ is prohibited by various federal and state laws.

It is the policy of APCOA, Inc. that APCOA, Inc. comply with all applicable federal, state and local laws. The Guidelines set forth below have been designed to ensure full compliance with such laws. These Guidelines apply to all personnel having purchase or sales responsibilities. The Executives of APCOA, Inc. should disseminate these Guidelines to appropriate employees and agents and require adherence thereto.

4.                                       Purchase/Sales Guidelines. The following guidelines with respect to purchases and sales made by companies owned or controlled directly or indirectly by APCOA, Inc. apply to all employees and agents of such companies:

(a)                                  No employee or agent of APCOA, Inc., having purchasing responsibilities or duties shall purchase any products or services from, or enter into or adhere to any contract, agreement or the condition or understanding that purchases made by him will be based or conditioned upon any sales to such supplier by APCOA, Inc.

(b)                                 No employee or agent of APCOA, Inc. having sales responsibilities or duties shall sell products or services to, or enter into or adhere to any contract agreement or understanding that any purchase by APCOA, Inc. from such customer will be based or conditioned upon any sales of APCOA, Inc. to such customer.

(c)                                  No employee or agent of APCOA, Inc. shall issue to personnel with primary purchasing responsibility any lists, notices, or other data identifying customers and their purchases made by APCOA, Inc. from any of such customers.

(d)                                 No employee or agent of APCOA, Inc. shall issue to personnel with primary sales responsibilities any lists, notices or other data pertaining to purchases made by APCOA, Inc. from particular suppliers.

(e)                                  No employee or agent of APCOA, Inc. shall prepare or maintain statistical compilations which compare purchases from suppliers who supply products or services to APCOA, Inc. to such suppliers.

(f)                                    No employee or agent of APCOA, Inc. shall:

1.                                       Communicate to any actual or potential seller or supplier of APCOA, Inc. that preference will be given to the purchase of such seller’s products or services based upon sales by APCOA, Inc. to such supplier.

2.                                       Compare or exchange statistical data with any such seller or supplier to facilitate any relationship of mutual purchases and sales between such seller or supplier and APCOA, Inc.

3.                                       Communicate to any such seller or supplier the fact that APCOA, Inc. has made any purchases from such seller or supplier for the purpose of inducing a purchase by such seller or supplier.

4.                                       Direct or recommend that APCOA, Inc. purchase products or services from any seller or supplier for the purpose of reciprocating purchases made by, or promoting sales to, such seller or supplier.

5.                                       Agree with any seller or supplier that such seller or supplier will purchase products or services from APCOA, Inc. in order to reciprocate purchases made by APCOA, Inc. from such supplier.

5.                                       Standards of Business Ethics. To determine if a specific interest creates a conflict with Company interests or if a specific practice violates an ethical standard is most difficult without judging the immediate relative circumstances involved. Moral and legal standards are relative measurements of proper behavior. Therefore, the Company can only set forth specific examples that may limit an individual’s ability ethically and/or legally to perform his or her duties for the Company. Such examples include:

(a)                                  Having any position or interest in any other business enterprise operated for a profit which would or could reasonably be supposed to conflict with the proper performance of the employee’s duties or responsibilities, or which might tend to restrict the employee’s independence of judgment with respect to a transaction between the Company and such other business enterprise.

(b)                                 Seeking to, accepting, offering or providing either directly from or to any individual, partnership, association, corporation or other business entity or representative thereof, doing or seeking to do business with the Company, or any of its affiliates the following: loans (except with banks or other financial institutions), services, payments, vacation or pleasure trips, or any gifts to more than nominal value, or gifts of money in any amount.

(c)                                  Benefiting personally from any purchase of any goods or services of any nature by the Company or its affiliates, or deriving personal gain from actions taken or associations made in any capacity as an employee of the Company.

(d)                                 Directly or indirectly acquiring as an investment, any stock of any company engaged in the parking business or any business in competition or doing business with APCOA, Inc. and its affiliates which might be prejudicial to the interest of the Company, without first obtaining proper authorization.

(e)                                  Revealing to a third party, any information or data regarding the financial status, decisions or plans of the Company or any of its affiliates which might be prejudicial to the interest of the Company, without first obtaining proper authorization.

(f)                                    Misusing one’s position with the Company or knowledge of Company affairs for outside gains.

(g)                                 Acquiring securities or other property (such as real estate) which the Company itself has a present or potential interest in acquiring.

(h)                                 Carrying on of Company business with a firm in which the employee or near relative of the employee has an appreciable ownership or interest, without divulging the relationship and obtaining Company approval.

(i)                                     Engaging in practices or procedures which violate any laws, rules or regulations applying to the conduct of the Company’s businesses and licenses held by the Company, including violation of any antitrust laws.

(j)                                     Contributing corporate funds or property for political contribution purposes, in violation of local, state or federal laws.

(k)                                  Using or permitting others to use the services of Company materials or equipment for personal use or gain.

(l)                                     Condoning or failing to report to appropriate Company authority the activities of any other officer or employee of the Company which violate the principles set forth in this policy statement.

(m)                               Any other and all business practices which are construed or accepted by the general business community as unethical or in violation of law.

6.                                       Obligation of Directors, Officers and Employees. Employment by, or association with the Company carries with it the responsibility to be constantly aware of the importance of ethical conduct. The individual must disqualify himself from taking part, or exerting influence, in any transaction in which his own interests may conflict with the best interest of the Company.

Interests which might otherwise be questionable may be entirely proper if accompanied by a full advance disclosure which affords an opportunity for prior approval or disapproval. The obligation to make such disclosure rests upon the individual.  All disclosures should be directed through normal communication procedures to the General Counsel at Corporate Headquarters.

Upon disclosure, the Company recognizes that there may be many borderline situations and it does not intend to be unreasonable in considering these cases, giving recognition to the attendant circumstances.

Should disclosure by an individual indicate the possibility of a conflict of interest, the individual will be given a reasonable time to remedy the situation.

From time to time questions may arise with respect to this Company policy for which it is appropriate to consult with legal counsel. It is the responsibility of each officer and employee to recognize these situations and seek legal advice. Such advice may be obtained by contacting the General Counsel at Corporate Headquarters. it is never a mistake to consult with counsel when in doubt with respect to the legality of a proposed course of action.

7.                                       Compliance with Antitrust Laws. It is the policy of the Company to comply with all applicable federal and state antitrust laws, including trade regulation laws, and it is expected that all of the Company’s officers and employees will likewise comply. The failure to comply with applicable antitrust laws may subject the Company and/or the individuals involved to criminal and civil penalties, including substantial fines and imprisonment, travel damage liability, injunctions or other court orders adversely affecting the operation of the Company’s business, and the high cost of defending an antitrust case.

The General Counsel at Corporate Headquarters coordinates the handling of the Company’s legal affairs. His staff is always available for consultation with respect to compliance with the antitrust laws. In addition, special legal counsel will be furnished, if required. No officer or employee is authorized to take any action which the General counsel has advised would constitute a violation of the antitrust laws.

To the extent it is legally able to do so, the Company shall be prepared to assist and/or defend any individual who has acted in good faith upon the advice of the General Counsel, but who nevertheless has become involved in antitrust proceedings in the course of his employment. Any individual who has violated the antitrust laws or is convicted of so doing shall be subject to appropriate disciplinary action, including dismissal, if such individual acted without seeking the advice of the General Counsel or acted contrary to his advice.

a.                                       Rules to Follow. Many of the questions arising under the antitrust laws must be resolved in the context of a particular fact situation. However, there are a number of clearly established rules of conduct which must be observed by all officers and employees in all circumstances, in order to assure that the Company and the individuals involved are in full compliance with the antitrust laws.

Set out below are a number of these rules and several other guidelines with respect to the application of the antitrust laws to the activities of the Company:

1.                                       No officer or employee shall enter into, or attempt to enter into, an understanding, agreement, plan or arrangement, whether formal or informal, written or oral, express or implied, with any competitor in regard to prices, discounts, terms or conditions of or refusing to deal with any actual or potential customers or suppliers.

2.                                       No officer or employee shall give to or accept from a competitor, in written or oral form, or discuss with a competitor, any information concerning prices, terms or conditions of sale, or other competitor information except where: (a) the information or discussion is relevant and necessary to a bona fide existing or prospective customer supplier relationship between the Company and such competitor, or (b) the General Counsel advised in writing that the conduct or discussions would be proper because there would be no reasonable basis for inferring a violation of the antitrust laws.

8.                                      Implementation Procedures. It is difficult to define all situations and circumstances with precision in a policy. If there are any questions at any time on present or future interpretations of this policy or the propriety of any conduct, employees are requested to consult with the General Counsel at Corporate Headquarters to make sure of the propriety of the action contemplated.

In matters of antitrust and other specialized areas, the Company retains outside counsel, who can be consulted as the need arises. The services of outside counsel may be obtained by making your request to the General Counsel at Corporate Headquarters.

EXHIBIT C

AIRPORT

BONUS CALCULATION

Name                                                        John Ricchiutto

Present Salary                                                  $ 114,000                                                                                                               (As of          )

Bonus Pool                             20%                                                                                                       $22,800                            Maximum

Formula

1/3 of Pool - Airport Properties Performance

1/3 of Pool is $

	Actual		Actual Bonus

		%	$

2/3 of Pool is $

	Max. Bonus	Actual Bonus

25% New Business	$	$

25% Rate Increase	$	$

25% Contract Extension	$	$

25% Discretion	$	$

	TOTAL	$

Last Year’s Bonus	$

Pay Bonus This Year of	$

EXHIBIT D

‘‘MARKET PRESIDENT BENEFIT PROGRAM’’

The following Company paid benefits will be provided to the Employee for as long as this Management Employment Agreement is in effect.

•                                          Medical and Dental Insurance (under current carrier) for either single or family coverage.

•                                          Long Term Disability Insurance providing for a benefit of 66 2/3% pre-disability salary up to a maximum benefit of $5,000 per month.

•                                          Group Term Life and Accidental Death and Dismemberment Insurance in the amount of $100,000.

•                                          24 Hour Personal Accident Insurance in the amount of $126,000 for either single or family coverage, with applicable family reductions per policy.

•                                          Membership in a health club to be approved in advance by the Company.